UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2014

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54383	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Scot W. O’Brien resigned from the Board of Trustees (the “Board”) as a trustee of United Development Funding IV (the “Trust”), effective April 22, 2014. Mr. O’Brien’s resignation was not a result of any disagreement with the Board or the Trust. Contemporaneously with Mr. O’Brien’s resignation, the Board entered into a consulting agreement with Mr. O’Brien pursuant to which Mr. O’Brien will provide counsel and consulting services regarding the management of the business and affairs of the Trust as requested by the Board from time to time, including, without limitation, advice on advisory agreement matters and the Trust’s plan to seek a listing of its common shares of beneficial interest on The NASDAQ Global Select Market (“NASDAQ”).

As a result of Mr. O’Brien’s resignation from the Board, the Board has determined to reduce the size of the Board from six to five members, in accordance with the Bylaws of the Trust, effective April 22, 2014.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On April 22, 2014, the Board approved the adoption of the United Development Funding IV Code of Business Conduct and Ethics. The new code of ethics will replace the Trust’s existing UMT Holdings Family of Companies Code of Business Conduct and Ethics. The new code of ethics includes the following changes:

•	sections have been added to address conflicts of interest, the taking of corporate opportunities, recordkeeping, insider trading, and payment to government personnel;

•	the Trust’s chief executive officer, chief operating officer and/or general counsel are responsible for overseeing and monitoring compliance with the new code of ethics;

•	the Trust’s chief executive officer, chief operating officer and/or general counsel are permitted a broader range of mechanisms for monitoring compliance with the new code of ethics;

•	the process for internal reporting of illegal activity or violations of Trust policies has been revised to provide for reporting to the chief executive officer, chief operating officer and/or general counsel of the Trust, or to a member of the Audit Committee if involving suspected improper accounting or auditing matters;

•	the Trust may designate a third-party hotline for reporting of suspected violations of the new code of ethics, in addition to other methods of reporting; and

•	waivers of the new code of ethics for trustees or executive officers can only be made by the Board and must be promptly disclosed.

The foregoing description of the new code of ethics is qualified in its entirety by reference to the full text of the United Development Funding IV Code of Business Conduct and Ethics, attached as Exhibit 14.1 hereto and incorporated herein by reference.

Item 8.01	Other Events

On April 22, 2014, the Board approved the formation of a Compensation Committee and a Nominating & Governance Committee. The Board appointed independent trustees Steven J. Finkle and Phillip K. Marshall to serve on the Compensation Committee and appointed Steven J. Finkle as the chairman of such committee. The Board appointed independent trustees J. Heath Malone, Steven J. Finkle and Phillip K. Marshall to serve on the Nominating & Governance Committee and appointed J. Heath Malone as the chairman of such committee.

On April 28, 2014, the Trust issued a press release announcing that the Board has determined that it is in the best interest of the Trust and its shareholders to list the common shares of beneficial interest, par value $0.01 per share, of the Trust on NASDAQ, under the symbol “UDF.” The Trust anticipates that its common shares of beneficial interest will be listed on NASDAQ in 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

14.1	United Development Funding IV Code of Business Conduct and Ethics
99.1	Press Release dated April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

	By:	/s/ Hollis M. Greenlaw
April 28, 2014		Name: Hollis M. Greenlaw
Title: Chief Executive Officer